EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 9, 2022, (the “Effective Date”) by and between CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC., a Nevada corporation with its principal place of business at 211 E Osborn Road, Phoenix, AZ 85012 (the “Company”) and TIMOTHY WARBINGTON, an individual residing at 3008 W. Lupine Ave. Phoenix. AZ 85029 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company for the period and on the terms and conditions set forth in this Agreement.

2. Position, Employment Duties and Responsibilities. Executive shall be employed as the Company’s Chief Executive Officer, and in such capacity shall have responsibility for the overall operations of the Company and its subsidiaries, and such other duties and responsibilities customarily associated with such position or reasonably imposed by the Company’s Board of Directors (the “Board”), and subject to the Company’s company policies and procedures. Throughout the term of this Agreement, Executive shall devote his entire working time to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.

3. [Reserved]

4. Compensation and Benefits.

4.1 Base Salary. For all of the services rendered by Executive to the Company, the Company shall pay to Executive an annual base salary of three hundred thirty thousand dollars ($330,000), payable in reasonable periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. The Executive’s base salary and performance will be reviewed by the Board on an annual basis and may be adjusted upward, but not downward, in the sole discretion of the Board based on such review.

4.2 Cash Bonus. During the term of this Agreement, Executive shall be eligible to receive an annual cash bonus targeted at 30% of Executive’s base salary, which may be based on the achievement of goals mutually agreed to by the Executive and the Board from time to time.

4.3 Annual Option Award. During the term of this Agreement, Executive shall be entitled to receive an annual grant of an option to purchase a number of shares of common stock with a value as of the date of grant of 30% of Executive’s base salary (each, a “Stock Option”). Each Stock Option shall have an exercise price equal to the closing price of the common stock on the grant date, and shall vest immediately as to 25% of the shares subject to such Stock Option, and in three equal installments of 25% of the shares subject to such Stock Option on each of the next three annual anniversary dates of such Stock Option.

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4.4 Employee Benefits. Executive shall be entitled to participate in and be provided with such benefit plans and programs offered to and or made available to the Company’s employees from time to time, including, without limitation, health, dental, vision, life, accident or disability insurance, savings, retirements, or other benefit plans or programs, as long as the plans and programs are kept in force by the Company and provided that the Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs. The Company reserves the right to change, alter or terminate any benefit plan in its sole discretion. The cost of these plans, including, but not limited to, the premiums related to the health and dental insurance plans will be borne by the Company.

In addition, Executive shall be entitled to paid holidays in accordance with the Company’s regular policy and twenty days of vacation in each calendar year and reasonable absences for illness.

4.5 Expense Reimbursement. During the period of employment pursuant to this Agreement, Executive will be reimbursed for reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company which are approved in advance by the Company and for which the Executive provides the Company with appropriate receipts and other documentation.

4.6 Deductions. All references herein to compensation to be paid to Executive are to the gross amounts thereof which are due hereunder. The Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, without limitation, social security payments, income tax withholding and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

5. Term; Severance.

5.1 Term. This Agreement shall be for an initial period of three (3) years beginning on the Effective Date (the “Initial Term”), and shall automatically continue following the Initial Term for successive periods of three years unless either the Executive or the Company delivers a written notice of termination to the other party at least 30 days prior to the start of any such renewal period (as so extended, the “Term”).

5.2 Severance. In the event that (a) the Company terminates Executive’s employment under this Agreement for any reason other than (i) for “Cause” under Section 7, or (ii) Executive’s death or Disability, or (b) Executive terminates his employment under this Agreement for Good Reason (as defined below), Executive shall be entitled to receive severance payments consisting of continuing payments of Executive’s then monthly base salary under Section 4.1 and annual bonuses under Section 4.2  for two years; provided in each case Executive is then in compliance with his obligations under Section 8 of this Agreement.

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5.3 Good Reason. For the purposes hereof, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s base salary below that provided for under Section 4.1, or (ii) the termination or material reduction of any material employee benefit or perquisite enjoyed by the Executive (other than in connection with the termination or reduction of such benefit or perquisite to all executives of the Company or as may be required by law).  Notwithstanding the foregoing, following written notice from the Executive of any of the events described above, the Company shall have thirty (30) calendar days in which to cure the alleged conduct.  If the Company fails to cure, the Executive’s termination shall become effective on the 31st calendar day following such written notice.

5.4 Disability. For the purposes hereof, “Disability” shall mean the Executive becomes incapacitated or disabled so as to be unable to substantially perform the services required of Executive pursuant to this Agreement for a period of ninety (90) or more consecutive days, or one hundred and twenty (120) or more non-consecutive days, in any twelve (12) month period.

6. Termination for Cause. The Company may discharge Executive at any time for Cause or upon Executive’s death or Disability (subject to applicable legal requirements). For purposes of this Agreement, “Cause” means (a) gross negligence or willful and serious misconduct, that is, or could reasonably be expected to be, injurious to the operations, financial condition, or business reputation of the Company or its subsidiaries, (b) repeated or prolonged absence from work during normal business hours for reasons other than disability or leave of absence approved by the Company, (c) conviction of a felony offense involving moral turpitude, (d) commission of fraud or dishonesty in connection with the Company’s business, (e) a material breach of any other provision of this Agreement or willful violation of any express direction or any reasonable rule or regulation established by the Board from time to time, after, in each case under this clause (e) which is capable of curing, written notice is provided to Executive and Executive has failed to cure such acts or action after a period of thirty (30) days. In the event of any termination pursuant to this Section 6, the Company shall have no further obligations or liabilities hereunder after the date of such discharge (other than as set forth in Section 7.1 below).

7. Consequences Upon Termination.

7.1 Payment of Compensation Owed. Upon the termination of Executive’s employment and this Agreement for any reason whatsoever, the Company shall promptly pay to Executive all compensation owed to Executive.

7.2 Return of Property. Upon the termination of Executive’s employment and this Agreement for any reason whatsoever, Executive shall promptly return to the Company all Confidential Materials (as defined below) in his possession or within Executive’s control, all keys, credit cards, business card files and other property belonging to the Company.

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8. Nondisclosure.

8.1 Definitions. The following terms used in this Agreement shall have the respective meanings hereby assigned to them as follows:

(a) “Confidential Information” means all information of the Company and its subsidiaries which is not generally known or available to the public (whether or not in written or tangible form), the knowledge of which could benefit a competitor, including without limitation, all of the following types of information:

(i) information pertaining to Personnel;

(ii) research, projections, financial information, and cost and pricing information;

(iii) product or service development plans and marketing strategies; and

(iv) trade secrets, or other knowledge or processes of, or developed by, the Company or any of its subsidiaries.

(b) “Confidential Materials” means any and all documents, materials, programs, recordings or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which Confidential Information may be contained.

(c) “Personnel” means any and all employees, contractors, agents, brokers, consultants or other individuals rendering services to the Company or any of its subsidiaries for compensation in any form, whether employed by or independent of the Company or any of its subsidiaries.

8.2 Confidential Information.

(a) Duty to Maintain Confidentiality. Executive shall maintain in strict confidence and safeguard all Confidential Information. Executive covenants that Executive will become familiar with and abide by all policies and rules issued by the Company now or in the future dealing with Confidential Information.

(b) Covenant Not to Disclose, Use or Exploit. Executive shall not, directly or indirectly, disclose to anyone or use or otherwise exploit for the benefit of anyone, other than the Company and its subsidiaries, any Confidential Information.

(c) Confidential Materials. All Confidential Materials are and shall remain the exclusive property of the Company. No Confidential Materials may be copied or otherwise reproduced, removed from the premises of the Company, or entrusted to any person or entity (other than the Personnel entitled to such materials by authorization of the Company) without prior written permission from the Company. Notwithstanding the foregoing, Executive may copy Confidential Information and remove such Confidential Information from the Company’s premises to Executive’s residence, in each case, in the ordinary course of business in the discharge of Executive’s duties and obligations under this Agreement.

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8.3 Company Property. Any and all writings, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at request or upon the suggestion of the Company or any subsidiary thereof, which relate to any business now or hereafter carried on or contemplated by the Company or any subsidiary thereof, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, improvements, processes, procedures and techniques.

9. Remedies.

9.1 Equitable Relief. The parties acknowledge that the provisions and restrictions of Section 8 of this Agreement are reasonable and necessary for the protection of the legitimate interests of the Company and Executive. The parties further acknowledge that the provisions and restrictions of Section 8 of this Agreement are unique, and that any breach or threatened breach of any of these provisions or restrictions by Executive will provide the Company with no adequate remedy at law, and the result will be irreparable harm to the Company. Therefore, the parties agree that upon a breach or threatened breach of the provisions or restrictions of Section 8 of this Agreement by Executive, the Company shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, obtain specific performance or a temporary or permanent injunction, without the necessity of establishing the likelihood of irreparable injury or proving damages and without being required to post bond or other security.

9.2 Modification of Restrictions. If the scope of activity restricted in Article 8 should be adjudged unreasonable in any proceeding, then the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

10. Consideration for Restrictive Covenants. Executive acknowledges that the execution of this Agreement and compliance with it by the Company shall constitute fair and adequate consideration for Executive’s compliance with the restrictive covenants contained in the respective sections of this Agreement.

11. Miscellaneous.

11.1 Governing Law. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by the laws of the State of Nevada applicable to contracts to be performed wholly within Nevada, without regard to principles of conflicts of laws and without the aid of any canon, custom or rule of law requiring construction against the drafter.

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11.2 Waiver. A waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall not be deemed or construed as a further or continuing waiver of any such condition or the breach of any other term, covenant, representation, or warranty set forth in this Agreement.

11.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and contemporaneous understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses set forth in the preamble to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4).

11.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.8 Amendment or Termination. No agreement shall be effective to change, modify, waive, release, amend or terminate this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, amendment or termination is sought.

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11.9 Code Section 409A.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d) Each payment of termination benefits under Section 5.2(a) of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e) If Executive is entitled to be reimbursed for any taxable expenses under Section 4.5 hereof, and such reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Section 4.5 6 hereof shall be subject to liquidation or exchange for another benefit.

(f) The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

By	/s/ Donald Dickerson
Name:	Donald Dickerson
Title:	Chief Financial Officer

/s/ Timothy Warbington
TIMOTHY WARBINGTON

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